Exhibit 3.14

TABLE OF CONTENTS

1.          CERTIFICATE OF FILING

2.            CERTIFICATE OF FORMATION

3.            COMPANY AGREEMENT

4.            TAXlNFORMATION

Corporations Section P.O.Box 13697 Austin, Texas 78711-3697	Office of the Secretary of State	Hope Andrade Secretary of State

CERTIFICATE OF FILING
OF

Amazing Energy LLC
File Number: 801064283

The undersigned, as Secretary of State of Texas, hereby certifies that a Certificate of Formation for the above named Domestic Limited Liability Company (LLC) has been received in this office and has been found to conform to the applicable provisions oflaw.

ACCORDINGLY, the undersigned, as Secretary of State, and by virtue of the authority vested in the secretary by law, hereby issues this certificate evidencing filing effective on the date shown below.

The issuance of this certificate does not authorize the use of a name in this state in violation of the rights of another under the federal Trademark Act of 1946, the Texas trademark law, the Assumed Business or Professional Name Act, or the common law.

   Dated: 12/17/2008

Effective: 12/17/2008

HOPE ANDRADE Hope Andrade Secretary of State

Come visit us on the internet at http://www.sos.state.tx.us/

Phone: (512) 463-5555 Prepared by: Rosa Arrellano	Fax: (512) 463-5709 TID: 10306	Dial: 7-1-1 for Relay Services Document: 240162670002

Corporations Section P.O.Box 13697 Austin, Texas 78711-3697	Office of the Secretary of State	Hope Andrade Secretary of State

December 18, 2008

Capitol Services Inc
P 0 Box 1831
Austin, TX 78767 USA

RE: Amazing Energy LLC File Number: 801064283

It has been our pleasure to file the certificate of formation and issue the enclosed certificate of filing evidencing the existence ofthe newly created domestic limited liability company (llc).

Unless exempted, the entity formed is subject to state tax laws, including franchise tax laws. Shortly, the Comptroller  of Public. Accounts will be contacting the entity at its registered office for information that will assist the Comptroller in setting up the franchise tax account for the entity.   The  initial franchise tax report will be due a year and 89 days after the effective date of formation. Thereafter, an annual franchise tax report is due each May 15.   Information about franchise tax, and contact information for    the     Comptroller's     office,     1s    available     on     their     web     site    at http://window.state.tx.us/tax info/franchise/index.html.

The entity formed does not file annual reports with the Secretary of State.  Documents will be filed with the Secretary of State if the entity needs to amend one of the provisions in its certificate of formation.   It is important for the entity to continuously maintain a registered agent and office in Texas. Failure to maintain an agent or office or file a change to the information in Texas may result in the involuntary termination of the entity.

If we can be of further service at any time, please let us know. Sincerely,

Corporations Section
Business & Public Filings Division
(512) 463-5555

Enclosure

Phone: (512) 463-5555 Prepared by: Rosa Arrellano	Fax: (512) 463-5709 TID: 10306	Dial: 7-1-1 for Relay Services Document: 240162670002

FILED In the Office of the Secretary of Stat*t of T&X&!> DEC 17 2008 Corporations Section

CERTIFICATE OF FORMATION
OF
AMAZING ENERGY LLC

The undersigned, acting as the sole organizer of a limited liability company under the Texas Business Organizations Code (the "TBOC"), does hereby adopt the following Certificate of Formation of Amazing Energy LLC (the "Company"):

ARTICLE ONE

The entity being formed is a limited liability company. The name of the Company is Amaz ng Energy LLC.

ARTICLE TWO

The period of duration of the Company shall be perpetual or until the earHer termination of the Company in accordance with the provisions of its company agreement.

ARTICLE THREE

The purpose for which the Company is organized is the tranSa.ction of any or all lawful business for which a limited liability company may be organized under the TBOC.

ARTICLE FOUR

The name of the initial registered agent of the Company in the State of Texas is Scheef & Stone, L.L.P. The address of the initial registered office of the Company is 500 North Akard, Suite 2700, Dallas, Texas 75201.

ARTICLE FIVE

The Company is to be managed by a manager or managers.   The names and addresses ofthe initial managers are as follows:

Jed Miesner	500 North Akard, Suite 2700 Dallas, Texas 75201

Lesa Miesner	500 North Akard, Suite 2700 Dallas, Texas 75201

ARTICLE SIX

The name and address of the sole organizer of the Company is Roger A. Crabb, 500 North Akard, Suite 2700, Dallas, Texas 75201.

IN WITNESS WHEREOF, this Certificate of Formation has been executed on the 16th day of December, 2008 by the undersigned, arid the undersigned sole organizer does hereby disclaim any and all interests in Amazing Energy LLC.

SOLE ORGANIZER

ROGER A. CRABB Roger A. Crabb

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